Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-174039) of Thermon Group Holdings, Inc. pertaining to the Thermon Group Holdings, Inc. Restricted Stock and Stock Option Plan and Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan and the Registration Statement on Form S-3 (File No. 333-181821) and related Prospectus of our report dated June 8, 2012, with respect to the consolidated financial statements of Thermon Group Holdings, Inc., included in this Annual Report on Form 10-K of Thermon Group Holdings, Inc. for the fiscal year ended March 31, 2012.

/s/ Ernst & Young LLP

Austin, Texas

June 8, 2012